                                                                EXHIBIT 99(a)(9)


INVERESK RECEIVES GERMAN CLEARANCE FOR ACQUISITION OF CLINTRIALS RESEARCH INC., SCOTLAND, MARCH 19, 2001 - Inveresk Research Group Limited received notification of clearance from the German Federal Cartel Office to proceed with Inveresk's offer to purchase all of the outstanding shares of common stock of ClinTrials Research Inc. (NASDAQ: CCRO) and the proposed merger of an indirect wholly owned subsidiary of Inveresk into ClinTrials. This satisfies an important condition of Inveresk's purchase of any ClinTrials shares tendered in the offer. Inveresk's completion of the offer remains conditioned upon, among other things, the expiration of the applicable waiting period under U.S. antitrust law.

ClinTrials is a global contract research organization headquartered near Research Triangle Park, North Carolina with offices in Maidenhead, England; Glasgow, Scotland; Montreal, Canada; Brussels, Belgium; Paris, France; Melbourne, Australia; Tel Aviv, Israel; Milan, Italy; Warsaw, Poland; Madrid, Spain; and Munich, Germany. With more than 1,500 employees, ClinTrials provides comprehensive research services, including monitoring, data management and biostatistics, medical and regulatory services to pharmaceutical, biotechnology and medical device clients.

Headquartered near Edinburgh, Scotland, Inveresk is a leading European provider of contract research services, primarily to the pharmaceutical and biotechnology industry.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS ABOUT FUTURE BUSINESS OPERATIONS, FINANCIAL PERFORMANCE AND MARKET CONDITIONS. SUCH FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES INHERENT IN BUSINESS FORECASTS. THIS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES OF CLINTRIALS RESEARCH INC. THE TENDER OFFER IS BEING MADE SOLELY BY AN OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL DISSEMINATED UPON THE COMMENCEMENT OF THE TENDER OFFER AND AMENDED FROM TIME TO TIME. SHAREHOLDERS OF CLINTRIALS RESEARCH INC. SHOULD READ THE TENDER OFFER STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THESE DOCUMENTS ARE AVAILABLE TO CLINTRIALS SHAREHOLDERS AT NO CHARGE AND ARE ALSO AVAILABLE FOR FREE AT THE SEC'S WEB SITE (HTTP://WWW.SEC.GOV).

CONTACT: GCI Christopher Gordon (212) 886-3428 ClinTrials Research, Inc. Paul Ottaviano Chief Executive Officer (919) 460-9005